Exhibit 99.2

VIAVID
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RadNet, Inc.

Fourth Quarter and Full Year 2022 Financial Results Conference Call

February 28, 2023

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C O R P O R A T E     P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, MD, President and Chief Executive Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Brian Tanquilut, Jefferies

John Ransom, Raymond James

Mitra Ramgopal, Sidoti & Company

P R E S E N T A T I O N

Operator

Greetings, and welcome to the RadNet, Inc. Fourth Quarter 2022 Financial Results Call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mark Stolper, Executive Vice President and Chief Financial Officer. Thank you. Mark, you may begin.

Mark Stolper

Thank you. Good morning, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2022 results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2022, to be filed shortly.

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Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2022 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions.

I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Let’s begin.

I’m extremely pleased with our strong performance in the fourth quarter. We grew our revenue by over 15% and our Adjusted EBITDA by over 13% from last year’s fourth quarter, resulting in quarterly records for both revenue and Adjusted EBITDA. The strong performance was the result of a combination of growing procedural demand for our services and improving conditions in our labor markets. Demand for our services remains robust in virtually all of the markets, as outpatient imaging continues to be shifted from more expensive hospital settings towards more cost-efficient ambulatory sites, like the ones RadNet operates.

Contributing to our record Adjusted EBITDA performance was also an improving labor market. During the fourth quarter, and thus far in 2023, we have been more successful in filling open positions and retaining existing staff. Furthermore, COVID has had less of an impact on our workforce with respect to taking sick days, enabling us to staff our centers more effectively to meet heavy procedural demand.

Consistent with our efforts throughout the pandemic, during the fourth quarter, we continued to focus on strengthening our balance sheet by managing our liquidity and financial leverage. At the year end 2022, we had a cash balance of over $127 million and a net leverage ratio of under 3.5 times Adjusted EBITDA.

Our days sales outstanding, DSOs, at December 31, 2022 was under 39.0 days, close to our historic low. The improvement in revenue cycle operations and collections has materially contributed to our ability to manage the challenges presented by COVID-19 and the difficult labor market, while affording us the ability to make important investments in our future.

These investments in our future have been focused in four principal areas that we believe are key elements to our near-term growth:

First, as we discussed last year, we have been in development of over a dozen de novo facilities, most of which will open for operations in 2023. These facilities are located in markets where we have patient backlogs, require additional capacity, or in locations where we currently lack access points to service identified patient populations. The largest of these de novo centers, in the downtown area of Phoenix, is now operational and has begun to service patient volume.

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A second area of investment and focus will be expanding our joint venture initiatives. We currently have 24 health system joint ventures, representing one-third, or 119 centers, of our 357 centers. We continue to believe that we could have more than half of our centers in health system partnerships within three years. Forward-thinking and entrepreneurial health systems are increasingly seeking a long-term, viable strategy for outpatient diagnostic imaging and RadNet represents an attractive strategic direction for these organizations. During 2022, as an example, we established a new joint venture in Frederick, Maryland, and expanded several others with our partners, including Cedars-Sinai medical center in the Los Angeles area and Dignity Health CommonSpirit in Arizona. As we look ahead to this year, we anticipate the expansion of several health system relationships and the establishment of new joint venture relationships. As payors, patients and referring physicians continue to shift outpatient volumes from hospitals into ambulatory outpatient centers, we are receiving increasing interest in the partnership models we can offer.

Third, tuck-in acquisitions will remain an important part of our growth strategy and investment. Our industry remains fragmented and consolidation will continue as pressure mounts on smaller operators. Motivated sellers are appearing as a result of the rising cost of capital, increased interest rates, reimbursement pressure from Medicare and private payors, and the necessity of scale to drive efficiencies and profitability. Becoming part of RadNet for these smaller operators represents a way to create more security for their future.

In 2022, we completed several tuck-in acquisitions. The largest tuck-in acquisition we completed during 2022 was the fourth quarter acquisition of Montclair Radiology Associates by our New Jersey Imaging Network joint venture with the RWJBarnabas hospital system. Montclair was an entrenched and well-respected operator in Northern New Jersey, with six high-performing imaging centers.

Also notable, during the fourth quarter of 2022, we acquired a controlling interest in Heart & Lung Health, HLH, a London-based teleradiology network focused on lung cancer screening. HLH has established itself as the leading provider of lung cancer screening services to the U.K. National Health Service’s Targeted Lung Health Checks Program, which mandates the combined use of artificial intelligence and expert radiologist interpretation for widespread population health lung cancer screening. HLH utilizes software from RadNet’s AI subsidiary Aidence and is anticipated that the program could drive over 1 million lung scans in England alone when the program becomes fully implemented, which is targeted by the end of 2026.

Finally, we continue to invest and pursue growth opportunities in artificial intelligence. In November, we initiated a pilot of a new Enhanced Breast Cancer Detection service in Delaware, called EBCD. The offering works in concert with a patient’s annual breast screening regimen. For an additional fee, patients can elect to enroll in a suite of premium mammography-related services, including the use of DeepHealth Saige-DX AI, personalized lifetime risk assessment and additional AI-driven review for certain exams, and access to a dedicated 1-800 support line. Upon the successful completion of the pilot, we began to implement a rollout of EBCD to our other East Coast markets during the fourth quarter, and we expect that EBCD will be available in all of the RadNet’s mammography centers by the end of this summer. Currently, we perform about 1.4 million screening mammography exams annually.

AI will continue to be an important growth driver for our future. When Mark reviews our 2023 guidance, he will note that we anticipate to narrow our losses from AI in 2023, as a result of both expected revenue from EBCD and growth from the sale and licensing of Quantib and Aidence products. We further expect that our AI segment will turn a profit in 2024.

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At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full year 2022 performance, as well as discuss in detail our guidance levels for 2023. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our fourth quarter and full year 2022 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter and full year 2022 performance. I will also provide 2023 financial guidance levels, which were released in this morning’s financial results press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2022 results.

For the fourth quarter of 2022, RadNet reported revenue from its imaging center reporting segment of $382.5 million and Adjusted EBITDA of $61.6 million, which excludes revenue and losses from the AI segment. As compared with last year’s fourth quarter, revenue increased $50.3 million, or 15.1%, and Adjusted EBITDA increased $9.6 million, or 18.4%, also excluding $2.9 million of Provider Relieve Funding received in the fourth quarter of 2021. Including our AI reporting segment, revenue was $383.9 million in the fourth quarter of 2022, an increase of 15.2%, from $333.1 million in last year’s fourth quarter. Including the Adjusted EBITDA losses of the AI reporting segment, Adjusted EBITDA was $57.2 million in the fourth quarter of 2022, and $51.7 million in the fourth quarter of 2021, also excluding the Provider Relieve Funding received in the fourth quarter of 2021.

For the fourth quarter of 2022, as compared with the prior year’s fourth quarter, MRI volume increased 11.9%, CT volume increased 11.8%, and PET CT volume increased 20.7%. Overall volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography and all other exams, increased 8% over the prior year’s fourth quarter.

In the fourth quarter of 2022, we performed 2,376,995 total procedures. The procedures were consistent with our multi-modality approach, whereby 75.6% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2022 were as follows: 352,009 MRIs, as compared with 314,682 MRIs in the fourth quarter of 2021; 213,716 CTs, as compared with 191,180 CTs in the fourth quarter of 2021; 13,359 PET CTs, as compared with 11,066 PET CTs in the fourth quarter of 2021; and 1,797,911 routine imaging exams, compared with 1,684,992 of all these exams in the fourth quarter of 2021.

On a same-center basis, including only those centers which were part of RadNet for both the fourth quarters of 2022 and 2021, MRI volume increased 7.5%, CT volume increased 6%, and PET CT volume increased 16.9%. Overall same-center volume, taking into account all routine imaging exams, increased 3.6% over the prior year same quarter.

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For the fourth quarter of 2022, RadNet reported a net loss of $934,000, as compared with a net loss of $3.8 million for the fourth quarter of 2021. Net loss per share for the fourth quarter of 2022 was negative $0.02, compared with a net loss per share of negative $0.07 in the fourth quarter of 2021, based upon a weighted average number of diluted shares outstanding of 57 million shares in 2022, and 54 million shares in 2021.

There were a number of unusual or one-time items impacting the fourth quarter of 2022, including the following: $45,000 of non-cash gain from interest rate swaps, which excludes the amortization of the accumulation of the changes in fair value out of other comprehensive income; $450,000 of severance paid in connection with headcount reductions related to cost savings initiatives; a $1.2 million expense related to leases of our de novo facilities under construction that have yet to be opened for operation; a $927,000 acquisition transaction cost, primarily related to the purchase of Heart & Lung Imaging Limited; $47,000 of valuation adjustment for contingent consideration related to acquisitions; $731,000 expenses related to debt structuring and loss on extinguishment related to the refinancing of New Jersey Imaging Network’s credit facilities completed in October; and $6.1 million of pre-tax losses related to our AI reporting segment.

Adjusting for the above items, adjusted earnings from the imaging centers reporting segment was $6.4 million and diluted adjusted earnings per share was $0.11 during the fourth quarter of 2022. This compares with adjusted earnings per share of $0.10 during the fourth quarter of 2021.

Also affecting net income in the fourth quarter of 2022 were certain non-cash and unusual items, including the following: $4.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; a $1.6 million loss on the disposal of certain capital equipment; and $750,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2022 was $15.4 million. This compares with GAAP interest expense in the fourth quarter of 2021 of $11.8 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense, accrued interest and payments to and from swap counterparties, was $8.9 million, as compared with $7.6 million in the fourth quarter of last year. The higher interest expense and cash paid for interest in this year’s fourth quarter was a function of additional debt on our balance sheet resulting from the $150 million New Jersey Imaging Network refinancing transaction completed on October 7 of 2022, as well as higher interest rates since last year’s fourth quarter.

For full year 2022, RadNet reported revenue from its imaging centers reporting segment of $1.426 billion and Adjusted EBITDA, excluding losses from AI reporting segment, of $209 million. Revenue increased $112 million, or 8.5%, and Adjusted EBITDA decreased $2.9 million, or 1.4%, excluding $9.1 million of Provider Relieve Funding received in 2021. Including our AI reporting segment revenue of $4.4 million, revenue was $1.430 billion for full year 2022, an increase of 8.7% from $1.350 billion in 2021. Including Adjusted EBITDA losses from the AI segment, Adjusted EBITDA for 2022 was $192.5 million, as compared with $209.8 million in 2021, which includes a one-time $7.7 million benefit from the employee retention credit and excludes $9.1 million of Provider Relieve Funding, both received in 2021.

For the year ended December 31, 2022, as compared to 2021, MRI volume increased 10.7%, CT volume increased 9.6%, and PET CT volume increased 12.3%. Overall volume, taking into account all routine imaging exams, increased 6.7% for the 12 months of 2022, over 2021.

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In 2022, we performed 9,175,804 total procedures. The procedures were consistent with our multi-modality approach, whereby 75.5% of all the work we did by volume was from routine imaging. Our procedures in 2022 were as follows: 1,346,303 MRIs, as compared with 1,232,427 MRIs in 2021; 828,952 CTs, as compared with 756,509 CTs in 2021; 50,684 PET CTs, as compared with 45,124 PET CTs in 2021; and 6,931,865 routine imaging exams, as compared with 6,564,533 of all these exams in 2021.

For 2022, RadNet reported net income of $10.7 million, a decrease of approximately $14.1 million over 2021. Per share diluted net income for the full year of 2022 was $0.17 per share, compared to a diluted net income per share of $0.46 in 2021. This is based upon a weighted average number of diluted shares outstanding of 57.3 million shares in 2022, and 53.4 million in 2021.

Affecting net income in 2022 were certain non-cash expenses and unusual items, including the following: $39.6 million of non-cash gain from interest rate swaps; $946,000 of severance paid in connection with headcount reductions related to cost savings initiatives; a $4.3 million expense related to leases for our de novo facilities under construction that have yet to open their operations; $24.9 million of pre-tax losses related to our AI reporting segment; $23.8 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $731,000 expenses related to debt restructuring and loss on extinguishment related to the refinancing of our New Jersey Imaging Network’s credit facilities; $2.2 million in legal settlements; a $2.5 million loss on the disposal of certain capital equipment; an $8.1 million charge in estimate related to a refund liability; and $2.7 million of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense in 2022 was $50.8 million. Adjusting for the impacts from items, such as amortization of financing fees, accrued interest and payments to swap counterparties, cash interest expense was $39.2 million in 2022. This compares with GAAP interest expense in 2021 of $48.8 million and cash paid for interest of $29 million.

With regards to our balance sheet, as of December 31, 2022, unadjusted for bond and term loan discounts, we had $735 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes New Jersey Imaging Network’s debt of $150 million, for which RadNet is neither a borrower nor guarantor. This compares with $633.3 million of net debt at December 31, 2021. As of year end 2022, we were undrawn on our $195 million revolving line of credit and had a cash balance of $127.8 million.

At December 31, 2022, our accounts receivable balance was $166.4 million, an increase of $31.3 million from year end 2021. Our DSO was 38.8 days at December 31,2022, which continues to be near our all-time low.

Throughout 2022, we had total capital expenditures, net of asset dispositions and the sale of imaging center assets and joint venture interest, of $109.3 million. This amount excludes $6.3 million of capital expenditures of New Jersey Imaging Network. All of our capital expenditures were paid for in cash, and we recognized $3.9 million in proceeds from the sale of equipment, also excluding proceeds from the sale of equipment from NJIN. Capital expenditures in 2022 were higher than originally budgeted as the result of the construction of certain de novo locations that became operational towards the end of 2022, or are expected to be operational in 2023.

At this time, I’d like to review our 2023 financial guidance levels, which we released this morning in our financial results press release.

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For the imaging center segment, for revenue, we are projecting $1.525 billion to $1.575 billion; for Adjusted EBITDA, we’re projecting $220 million to $230 million; for capital expenditures, we’re projecting $105 million to $115 million; for cash paid for interest, we’re projecting $35 million to $40 million; and for free cash flow generation, we’re anticipating $70 million to $80 million.

For our artificial intelligence segment, we’re anticipating revenue of between $16 million and $18 million, and we’re expecting Adjusted EBITDA losses to be between $9 million and $11 million.

Our guidance anticipates strong results in 2023, demonstrating improvement in all financial and operating metrics. We are projecting revenue growth from imaging center operations of between 7% and 10%, and Adjusted EBITDA growth from imaging center operations of between 5% and 10%. The anticipated growth implicit in our guidance in 2023 is projected to result from same center growth, the contribution of various de novo centers opened in the second half of 2022, and scheduled to open throughout 2023, reimbursement increases from private and capitated payors, new and expanded health system joint ventures, and the further contribution from acquisitions completed at various times during 2022.

Our Adjusted EBITDA guidance for 2023 excludes the anticipated Adjusted EBITDA losses of approximately $10 million from our AI division, which is DeepHealth, Aidence and Quantib. We estimate that these losses will be net of approximately $16 million to $18 million of the anticipated revenue from both the Enhanced Breast Cancer Detection mammography program, or EBCD, currently being implemented, and additional growth from Aidence and Quantib AI operations.

We expect the AI operating segment to be profitable in 2024, and will continue to report the financial results of our AI and imaging center operating segments separately each quarter throughout 2023, providing transparency for our stakeholders to track our progress.

I’d now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

As we head into 2023, we are firing on all cylinders. We have a core business that is healthy and growing. As we discussed on today’s call, procedural volumes and patient demand are strong and expanding. Payors and patients are increasingly moving procedural volume to our centers from hospital-based imaging operations that charge prices that are unsustainable in a healthcare system attempting to manage costs. While the shift is taking place, the overall industry continues to grow, driven, in part, by advances in technology which drive more indications for diagnostic imaging procedures. Additionally, the populations we serve are aging and growing, and continue to seek non-invasive, preventative and cost-effective medicine. All these factors should continue to benefit our core business. As such, I am happy to report that the record volumes we experienced in the fourth quarter of 2022 have continued into the January and February months of 2023.

We believe we have the best and most diverse company in the industry, positioning us for long-term success and growth in a dynamic marketplace. In a period where the cost of capital has risen significantly, we remain modestly leveraged and have more liquidity and capital resources, as compared with virtually all of our other scale operators in our industry. This places us in the best position to pursue growth opportunities, both organic and inorganic, in a time where many others do not have the financial capacity or flexibility.

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This financial capability will allow us to continue to invest aggressively for long-term success of our business. These investments include: executing a de novo strategy, completing strategic acquisitions to strengthen our regional networks; pursuing an industry-leading strategy in artificial intelligence, particularly around population health cancer screening; establishing a teleradiology capability; owning our own information technology platform; and partnering with some of the largest and most respected regional and national health systems.

In conclusion, we have never been more excited than we are today about what lies ahead for RadNet. We feel as if we are better positioned today than at any other time in our history to execute on the multi-faceted strategy that we have created. We look forward to updating our stakeholders throughout the rest of 2023 on our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. We will now be conducting a question-and-answer session. One moment, please, while we poll for questions.

Our first question comes from the line of Brian Tanquilut with Jefferies. Please proceed with your question.

Brian Tanquilut

Hey, good morning, guys. Congrats on the solid quarter and solid year.

I guess, Mark, I’ll start with guidance and your commentary on volumes. Do you think this is kind of payor efforts now starting to show up in actual numbers, their efforts to move volume away from the hospitals? I’m just trying to figure out what’s driving the strength in same-store.

Then, maybe kind of related to that, I know that there are some weather issues that you guys faced in California early in the quarter, and also some on the East Coast. I know the comment is that volumes have been strong. So, if not for weather, would you have even seen stronger performance January and February?

Mark Stolper

Sure. To address the first part of your question, Brian—good morning, by the way—we certainly are benefiting, and I think the entire outpatient market is benefiting—or the freestanding outpatient market, I should say, the non-hospital-based, is definitely benefiting from a shift in procedural volumes out of the hospital in favor of lower cost, more efficient ambulatory centers, like the ones we operate. Although this trend has been a multi-year trend, that I’d say has accelerated over the last five years, it’s happening slowly and I still think that we’re in the early innings of this patient volume moving out of the hospitals. I mean, there’s still a lot of outpatient scheduled imaging that occurs within hospitals and health systems today, that, theoretically, over time, could be moved into the lower cost settings.

We’ve seen some of the larger payors make public announcements about their intentions to move this business, over time, into the outpatient centers. Companies like Anthem, United and Aetna have all been doing this, and they’re doing it through various mechanisms. One mechanism is through plan design by offering advantageous co-pays or lower co-pays or no co-pays if patients seek their imaging outside of hospitals, which drives a financial incentive for the patient. Then, there are also—most, if not all, payors today have some form of preauthorization process which, as part of that process, tries to direct the patient to the lower cost settings or a narrower network of ambulatory settings.

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So, we think we’re definitely benefiting from that, and I suspect other outpatient players should be benefiting from that, as well, but I think it’s happening slowly. The payors have to carefully balance the fact that they certainly need the hospitals in their networks for more the acute care services, and so they have to play that balancing game of trying to lower costs, but also make sure that they keep the hospitals in their networks.

In our guidance, to answer your second question, we have assumed about a 3% same center growth, and if that should be stronger, like it has been in 2022, we could end up towards the higher end of our guidance or beat our guidance, and we have no reason to think that we shouldn’t be able to achieve that baseline.

Dr. Howard Berger

Good morning, Brian.

Brian Tanquilut

Good morning, Howard.

Dr. Howard Berger

I think we should call this a tale of two coasts. Who would have ever thought that we would be talking about weather impacts on the West Coast during the first quarter, as opposed to the weather impacts we normally see on the East Coast, and therein lies the story, because January was extraordinarily kind to RadNet, and for that matter, all other healthcare providers, and our volumes, which normally get impacted by both the beginning of the year, New Year’s Eve hangover, literally and figuratively, as well as weather impacts, neither of which occurred this year, so we came into January both guns blazing and had an extraordinarily high volume, unanticipated, on the East Coast.

On the other hand, while there have been weather storms here in California, other than a perhaps sporadic power outage, we have not seen any significant impact in our volumes. Part of that is a reflection of the very high demand and backlogs that we have, and when patients are unable or cancel, we do have a very robust IT infrastructure that allows us to rapidly call other people who have asked to be seen more expeditiously.

So, the overall tone, both for January and now extending into February, is already beyond our initial expectations.

I think, just to perhaps to amplify a little bit more on Mark’s results, while I—Mark’s comments, excuse me.

Mark Stolper

Well, in a good quarter, you can attribute the results to me.

Dr. Howard Berger

Yes, okay. But, I believe that part of our success in attracting more volume is not just the efforts on the part of payors, but, really, the efforts on the part of our hospital partners who recognize that they need to be part of the movement to the more cost-effective centers that RadNet has with them in joint ventures, and so as we expand those partnerships and as they bring additional opportunities to us, our volumes are reflective of their own internal policies to begin to be more patient- and payor-friendly and move some of those volumes outside of the hospital.

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So, I think, if nothing else, the success of the fourth quarter, and carrying over here to the first quarter, is a reflection of the strategy that RadNet began more aggressively in the last three years, that’s now paying dividends, and I think it’s a complement that not only are the hospitals looking to find these soft landings, but they’re looking to RadNet to do that, given, I think, the very strong platform that we have not just in operating imaging centers, but artificial intelligence resonating with our hospital partners, radiology informatics with our IT platform, is one that is an exceedingly strong tool, and the overall capabilities of RadNet to deliver high-quality outpatient imaging centers in a lower cost environment has certainly taken root. So, I think all of those factors really come together at a time where we’ve just laid the right bricks for the foundation here to have an extremely successful 2023.

Brian Tanquilut

Got it, that’s helpful, and then I guess my second question—as I think about AI, it looks very promising, losses are shrinking and you’ll turn to profitability by next year, but as I think about how AI is operationalizing into the RadNet facilities, maybe if you can share with us what you’re seeing in terms of a reduction in reading costs or a reduction in the use of external radiologists, I mean, just any context that you can share with us, and also the opportunity for incremental, I guess, savings or margin expansion as you roll out AI fully across the RadNet facilities?

Dr. Howard Berger

Good question. We have yet to realize, I think, some of the artificial intelligence benefits that we anticipate. Partially, it’s because radiologists, and not surprisingly, are not comfortable completely adopting the artificial intelligence and relying on it as heavily as they can, given that it’s a rather dramatic change in their workflow and confidence level. So, the ability for us to benefit from those efficiencies, both at the level of the radiologist and patient throughput, is something, I think, that will take longer than we had perhaps had originally anticipated, but I think that’s a positive sign, because once the radiologists get comfortable and adopt these, more importantly, they become not only more dependent, but, in a number of cases, they will tell you that it has improved their clinical skills more than any other single element in their history of practice and education.

Our particular approach, though, to artificial intelligence is really for cancer screening and it’s not necessarily meant to be as much of the efficiency tool, but rather to broaden the reach of cancer screening into the marketplace, which, I think, has enormous benefit to population health. We have demonstrated our confidence in being able to detect cancer earlier and more accurately with the use of artificial intelligence, and as these get further adopted inside imaging centers and health systems, and as these offerings become more available, like our Enhanced Breast Cancer Detection program, to our patients, I believe that there will be an expansion of our volumes to reflect the desire for all stakeholders in healthcare to diagnose cancer earlier, which can only lead to better outcomes both from a healthcare standpoint of our patients, as well as cost to the system.

I think this is going to be an unfolding story over the next couple of years. In particular, I think we’re getting a lot of recognition for these tools, and it’s one of the few things in artificial intelligence that can ultimately be for radiology providers and health systems an opportunity for revenue generation, as opposed to most of the other AI tools which are primarily radiology diagnostic aids and come at a cost, but not necessarily improve revenue generation. So, we believe we’ve made the right investment in these three companies, not only because of their capabilities, but because of what they represent for the bigger healthcare opportunity to really identify cancer earlier and provide better outcomes. I believe we now, after a couple years of experience in this market, have identified better ways to commercialize and monetize this, while at the same time providing extraordinarily high benefit to all of our patients.

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So, I think we’ll be talking more and more about this each quarter, not only as the adoption of these tools become more available, but also to better expand the capabilities that we have internally to make these tools that much more attractive to everybody in the healthcare system. I’m anxious to be able to talk more about this.

We will also be looking at ways of expanding the delivery and the use of these tools outside of the RadNet centers, but before we can get there, we want to make certain that we fine-tune these capabilities inside RadNet on its enormously large platform to both better implement and design the best way to roll this out on a commercial basis.

So, I think these are things that we will be talking about more throughout the year and which I’m particularly excited to be able to bring to you as these developments unfold.

Brian Tanquilut

Awesome. Thank you, guys.

Dr. Howard Berger

Thanks, Brian.

Mark Stolper

Thanks, Brian.

Operator

Thank you. Our next question comes from the line of John Ransom with Raymond James. Please proceed with your question.

John Ransom

Hey, good afternoon. I was wondering, your guidance on AI getting to breakeven in ’24, what kind of revenue assumptions are we thinking there, and then where is that coming from? Thanks.

Dr. Howard Berger

That primarily is going to be driven—by the way, good morning, John. That’s primarily driven by the rollout after our successful pilot on our Enhanced Breast Cancer Detection system. We’re now almost fully rolled out on the East Coast for this, the last of our regions will go live here in March, and the West Coast will begin rolling out sometime in the third quarter. The revenue that we expect from that alone is somewhere between $11 million and $13 million in 2023, and then growing substantially more than that in 2024, as more and more of the markets are fully implemented over a longer period of time. While we expect some growth in our Aidence and Quantib units, which do lung screening and prostate screening with AI, we are working on ways to also commercialize and monetize those, but they are probably a little bit lagging behind, since our primary efforts in this area were really in breast cancer, given the enormous number of women who get breast cancer, one out of every eight, and where the amount of mammography done all leads (inaudible) any other application of artificial intelligence.

Hopefully, that gives you a little bit more perspective there, John.

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Mark Stolper

John, in our guidance, we’re assuming $16 million to $18 million of total revenue in 2023. Although we’re not giving multi-year guidance, if I had to estimate today what that revenue might look like in 2024, in order for us to breakeven or have profitability, it’d probably be in the $25 million to $30 million range, based upon where the expenses are in Quantib, Aidence and DeepHealth. That shows a lot of growth, and that $25 million to $30 million would likely make us the biggest AI radiology company that we’re aware of.

John Ransom

So, I have to say you guys were AI before it was cool. Who knew a couple of old guys from Los Angeles would be that far ahead of the curve? That’s all for me …

Mark Stolper

Hey, hey, we’re not that old, come on.

Dr. Howard Berger

Speak for yourself.

John Ransom

I’m old. Thank you.

Dr. Howard Berger

I like to think that we’re not ahead of the curve, we’re making the curve. I think what we’re doing is very unique inside healthcare, and, in particular, radiology, and I’m extraordinarily proud of the companies that we have acquired here that will help RadNet continue to raise its visibility and not just be a name for radiologists, but be a strong player in the healthcare industry, that I think I’ll be sharing more of that story with you later this year.

John Ransom

Thank you.

Dr. Howard Berger

Thanks, John.

Operator

Thank you. Our next question comes from the line of Mitra Ramgopal with Sidoti & Company. Please proceed with your question.

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Mitra Ramgopal

Yes, hi, good morning, and thanks for taking the questions, just a couple from me. First, just as it relates to the de novo expansion, how quickly do you expect locations to, at least, breakeven, and even become profitable?

Dr. Howard Berger

Well, if we were building a de novo center, Mitra, it probably could take a year to get to profitability here. The difference with our centers is that, by and large, they’re all in markets where we already have demand and where we can anticipate filling capacity almost, literally, the day that we’re open. In our model for these, sometimes in the first quarter, or certainly by the second quarter, after they’re operational, they become EBITDA positive generators. But, again, I think that’s an unusual circumstance, given that we build these centers because we need them, not just because we think that there’s future opportunity. So, these are all responsive to the growing demand that we have in our markets and where we’re limited by the physical capabilities of our centers to ramp up.

Mitra Ramgopal

Okay, no, that’s great. Then, just switching to the labor front, obviously, that was a headwind for you in ’22, both from cost side and also being able to staff your operations fully. How comfortable are you, in terms of ’23, in what you’re seeing out there, given the expansion and more locations you’re adding, and your ability to fill open positions and being able to have adequate staffing without necessarily incurring significantly higher costs?

Dr. Howard Berger

Yes, that’s a great question. We’ve been very fortunate that the labor markets in our centers, and in the regions that we operate, appear to have loosened up, if you will, a little bit, and while we still have a number of open positions, we’ve made some good impact on that. It’s hard to really put in perspective how significant the labor market challenges were in all of 2022, including the fourth quarter. While our results were extraordinarily good in the fourth quarter, they would have been better if we didn’t have some of those challenges that, while we were turning the corner, were still impacting the fourth quarter.

I’ll give you an example. In New York and California, the state has mandated that any individual who believes they have contracted COVID can isolate or report in sick and the company is required to continue to pay their salaries without them using up any sick pay or PTO. That’s a double impact for us, because not only does it cost us double to find that capability for coverage, but because then we have to pay more overtime, we are getting hit with both of those. Unfortunately, in the first quarter of last year—or excuse me, the fourth quarter, I guess it was, of the year before, we had close to 8% of our workforce out at one time with COVID. Currently, it’s down to less than 1%. That has been a huge benefit for us. So, it’s not just hiring more people, but it’s getting our current workforce back into normal workday, which allows us to expand our hours of operation.

In addition, we’ve been using temp agencies and locums temps businesses, that the price for this staffing has doubled or tripled from a year ago. Fortunately, we’ve been successful in hiring more radiologists and other technical staff, so we’ve been able to reduce that. Built into our 2023 budget is still the use of temp agencies, but as we’re more and more successful, hopefully, that cost will continue to go down and improve our results.

I believe the issues that we’re faced with are faced by virtually every healthcare provider out there, as well as other segments in our economy, but I believe some of the changes may be, also, as a result of the economic factors that are causing layoffs in almost every other industry, except for healthcare. So, I believe that that trend is not only sustainable, but will continue to improve as people seek alternatives—or people have fewer alternatives than they might had before, and where I think pressure on wages will start coming down.

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Mitra Ramgopal

Okay, that was very helpful. Thanks again for taking the questions. That’s it for me.

Mark Stolper

Thanks, Mitra.

Operator

Thank you. There are no further questions at this time. I’d like to turn the floor back over to Management for closing comments.

Dr. Howard Berger

Okay. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees and Management of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides quality services with an appropriate return on investment for all of our stakeholders.

Thanks for your time today, and I look forward to our next call.

Thank you, Operator.

Operator

That does conclude today’s teleconference, you may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

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